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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

The Hockey Company
(Exact name of registrant as specified in its charter)

March 4, 2003
Date of Report (Date of earliest event reported)

Delaware (State or other jurisdiction of incorporation	0-19596 (Commission File Number)	13-36-32297 (I.R.S. Employer Identification No.)

3500 Boulevard de Maisonneuve West, Suite 800, Montreal, Quebec, Canada (Address of principal executive offices)		H3Z 3C1 (Zip Code)

(514) 932-1118
(Registrant's telephone number, including area code)

ITEM 5. Other Events.

Proposed Initial Public Offering in Canada and Related Merger

        The Hockey Company desires to effect an initial public offering of securities in Canada but, under the laws of Canada, there are restrictions on investments by certain Canadian entities in a U.S. company. It has been concluded by the Board of Directors of The Hockey Company that the company may effect an initial public offering in Canada (the "IPO") indirectly by creating a holding company, The Hockey Company Holdings Inc. ("Holdings"), to consummate the IPO.

        On April 7, 2003, Holdings, the newly-formed Canadian company, filed a prospectus with the securities regulatory authorities in each province and territory of Canada in connection with its IPO. In order to facilitate the IPO, The Hockey Company entered into an agreement on April 2, 2003, with Hockey Merger Co., a Delaware corporation and wholly-owned subsidiary of Holdings ("Hockey Merger Co."), and Holdings pursuant to which Hockey Merger Co. agreed to merge with and into The Hockey Company, with The Hockey Company as the surviving corporation and which will result in 100% of the voting power, and at least 25% of the economic value, of The Hockey Company being owned by Holdings. The remaining percentage of the economic value will be owned by the holders of the non-voting exchangeable common stock of The Hockey Company (the "Exchangeable Shares").

        The merger is conditioned upon the consummation of the IPO by Holdings. An information statement, dated April 7, 2003, is being mailed to all current stockholders of The Hockey Company of record as of April 2, 2003.

        Immediately prior to the closing of the IPO of Holdings, pursuant to the terms of the merger, each issued and outstanding share of voting common stock of The Hockey Company would be converted into one Exchangeable Share. These Exchangeable Shares may be exchanged for an equivalent number of common shares of Holdings, subject to certain adjustments in the event, among other things, of a stock split or similar event. However, upon exercise of the exchange right by a U.S. holder, the common shares will not be delivered by Holdings to such U.S. holder until either a registration statement is filed by Holdings with the U.S. Securities and Exchange Commission (the "SEC") and is declared effective by the SEC registering the common shares, which will not occur earlier than six months from the closing of the IPO, or a private placement of the common shares by Holdings is completed in accordance with U.S. securities laws. If the registration statement to be filed by Holdings is not yet declared effective by the SEC and the common shares are delivered to a U.S. holder of Exchangeable Shares pursuant to a private placement, the common shares will be subject to resale restrictions under the U.S. securities laws and such common shares may not be sold in Canada for a period of at least six months from the date of receipt of the common shares by such U.S. holder. Once the registration statement to be filed by Holdings is declared effective by the SEC, all common shares received in exchange for the Exchangeable Shares may be resold in Canada pursuant to the prospectus being filed by Holdings with the securities regulatory authorities in each province and territory in Canada in connection with its IPO or relevant exemptions under Canadian securities law. Accordingly, existing holders of The Hockey Company's voting common stock will have an opportunity to own common shares of Holdings although their ability to resell the common shares may be limited.

        The Board of Directors of each of The Hockey Company, Holdings and Hockey Merger Co. has approved the merger. The Hockey Company and Hockey Merger Co. also have obtained stockholder approval of the merger in accordance with the requirements of Delaware law.

        If the IPO of Holdings is not consummated, the merger will not be consummated, none of the events described in the information statement will occur and all holders will continue to hold shares of The Hockey Company's voting common stock.

Resignation of Directors

        Each of Phil Bakes and James C. Pendergast resigned from the Board of Directors of The Hockey Company, effective as of March 4, 2003. There have been no disagreements between such resigning directors and The Hockey Company on any matter relating to the registrant's operations, policies or practices.

New NHL License Agreement

        We have been an NHL licensee since 1967 and have enjoyed an exclusive license to supply authentic, replica and practice game jerseys used on-ice by all NHL teams since July 2000. Our current NHL License Agreement with NHL Enterprises, L.P., the marketing affiliate of the NHL, expires on June 30, 2005. However, on March 28, 2003, we entered into a New NHL License Agreement (the "New NHL License Agreement") which extends through at least 2014. The New NHL License Agreement is conditioned upon the pre-payment of certain royalty payments in the amount of $30 million from the proceeds of the IPO of Holdings or, subject to the NHL's consent, alternative sources. In addition, we have agreed to grant options to acquire 75,000 common shares of Holdings to the NHL at the offering price of the common shares of Holdings as part of the consideration for the entering into of the New NHL License Agreement.

        In addition to extending our rights under the current NHL License Agreement, the New NHL License Agreement significantly enhances our NHL relationship by providing us with numerous additional rights and opportunities. Certain of our new rights include: (i) the exclusive right to manufacture and market authentic vintage NHL jerseys and the semi-exclusive right to manufacture and market replica vintage NHL jerseys along with one other supplier; (ii) the right to manufacture and market skates, sticks, helmets, pants, gloves, equipment bags, shin, shoulder, and elbow pads bearing trademarks of the NHL and/or NHL teams; (iii) the right to use the NHL team logos on fan and vintage apparel, including T-shirts, headwear, workout wear, outerwear and activewear; (iv) the exclusive right to manufacture and market hockey socks with the trademarks of the NHL and/or NHL teams; (v) the exclusive right to manufacture and market NHL price-point jerseys, which simulate replica jerseys, except to certain U.S. customers; (vi) the right to market collectable mini-jerseys; and (vii) the exclusive right to market headwear bearing NHL team logos, names and designs under the NHL Center Ice trademark.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOCKEY COMPANY
DATE: APRIL 8, 2003	By:	/s/ MATTHEW H. O'TOOLE Name: Matthew H. O'Toole Title: President and Chief Executive Officer

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  ITEM 5. Other Events.
SIGNATURES